Exhibit 99.1

Contact:

Incara: W. Bennett Love

919-558-1907

For Immediate Release:

Incara Stockholders Approve Critical Reorganization

Research Triangle Park, N.C., November 20, 2003 – Incara Pharmaceuticals Corporation (OTC Bulletin Board:INCR ) announced that its stockholders have approved a reorganization of the company at a special meeting held today. The reorganization consists of the merger of Incara Pharmaceuticals into one of its wholly owned subsidiaries. The reorganization results in the conversion of Incara’s current Series C preferred stock into common stock of the merged company, conversion of a $3 million bridge loan into common stock of the merged company and conversion of Incara’s Series B preferred stock into nonvoting common stock equivalent shares of the merged company. Incara common stock will be converted into common stock of the merged company, and will continue to trade as Incara Pharmaceuticals Corporation under the same symbol, INCR. Shares outstanding after the reorganization will total 52,372,875 shares of common stock and common stock equivalent shares combined.

“Completing this reorganization was a critical step for Incara. It allows us to continue development of AEOL 10150 for treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease) and allows us to continue the financial recovery we started in July of this year,” stated Clayton I. Duncan, Chairman and CEO of Incara. “Our capital structure will be simplified going forward, which should be more acceptable to the financial markets. We continue to be encouraged by the preclinical data being generated by our compounds and are pushing hard to get into clinical trials next year.”

Incara Pharmaceuticals Corporation is developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as amyotrophic lateral sclerosis (Lou Gehrig’s disease) and stroke, and in other non-neurological indications such as cancer radiation therapy, chronic bronchitis and asthma.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,”

“would,” “anticipates,” “plans,” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the the need to conserve and obtain funds for operations and uncertainties of clinical trials, product development activities and scientific research. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.